UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2008

ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	0-19608 (Commission File Number)	39-1388360 (IRS Employer Identification No.)

11425 West Lake Park Drive, Suite 900 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip Code)

Registrant’s telephone number, including area code:  (414) 973-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain
Officers.

Effective July 28, 2008, the Board of Directors of ARI Network Services, Inc. (the “Company”) has appointed Kenneth S. Folberg as Vice President of Finance and Chief Financial Officer of the Company.  Mr. Folberg replaced Brian E. Dearing, who had served in the role of interim Chief Financial Officer of the Company since September 2007.  Prior to joining the Company, Mr. Folberg served as Global Finance Program Director for Manpower Inc., a global employment services provider.  Prior to joining Manpower Inc., he was a contract finance executive with Resources Global, where he served as interim Chief Financial Officer or in other executive finance positions for several large and mid-sized clients.  Mr. Folberg also served as Controller and Vice President of Logistics and Labor Relations with Fresh Brands, Inc., a mid-sized public supermarket distributor, from 1990 to 1999.

In connection with the appointment described above, on July 28, 2008, the Company entered into an employment agreement (the “Agreement”) with Mr. Folberg.  The term of Mr. Folberg’s employment under the Agreement is for an indefinite period and may be terminated by either party at any time and for any reason or for no reason upon written notice to the other party.

The Agreement provides that Mr. Folberg will receive an annual salary of $190,000, subject to annual review and adjustment by the Compensation Committee of the Company’s Board of Directors.  Mr. Folberg will be eligible to participate in the Company’s Management Incentive Bonus Plan; and will be entitled to receive perquisites and benefits provided by the Company to its senior executives, subject to applicable eligibility criteria.  Also pursuant to the Agreement, Mr. Folberg was granted an option to purchase 50,000 shares of the Company’s common stock pursuant to the terms of an award agreement between Mr. Folberg and the Company.

In the event that Mr. Folberg is terminated without “cause” (as such term is defined in the Agreement), or if Mr. Folberg resigns his employment with the Company for “good reason” (as such term is defined in the Agreement), the Agreement provides that Mr. Folberg will have the right to receive any unpaid base salary, any vacation that he has accrued but not used prior to the effective date of termination, any earned but unpaid bonus due to him for any completed fiscal year as of the effective date of the termination and a severance payment in the amount of nine months base salary, the payment of which is contingent upon Mr. Folberg’s execution of a written severance agreement.  In the event that Mr. Folberg’s employment is terminated due to death or “disability” (as such term is defined in the Agreement), the Agreement provides that Mr. Folberg will have the right to receive any unpaid base salary, any earned but unpaid bonus due to him as of the effective date of the termination and any vacation that he has accrued but not used prior to the effective date of termination.  If Mr. Folberg is terminated for “cause” or if he resigns his employment with the Company without “good reason,” he will have the right to receive any unpaid base salary and any vacation that he has accrued but not used prior to the effective date of the termination.

In addition to the provisions described above, the Agreement contains customary confidentiality, non-competition and non-solicitation and other provisions.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, which is attached as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 8.01.

Other Events.

On July 28, 2008, the Company announced the appointment of Mr. Folberg and the related events described under Item 5.02 hereof.  The press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated July 28, 2008 between Kenneth S. Folberg and ARI Network Services, Inc.

99.1	Press Release dated July 28, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 28, 2008

ARI NETWORK SERVICES, INC.

By:

/s/ Roy W. Olivier

Roy W. Olivier
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated July 28, 2008 between Kenneth S. Folberg and ARI Network Services, Inc.

99.1	Press Release dated July 28, 2008

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